Exhibit 99.1
PRESS ANNOUNCEMENT

Press Contacts:
John Stewart	Kim Karelis
Progress Software	Progress Software
+1 781-280-4101	+1 617-226-8844
jstewart@progress.com	progresssoftware@lewispr.com
Investor Contact:
Tom Barth
Progress Software
(781) 280-4135
tobarth@progress.com
Progress Software President and CEO,
Richard D. Reidy, to Step Down
Reidy Led Progress Software’s Restructuring, Repositioning
And New Business Strategy
Bedford, MA — August 1, 2011 - Progress Software Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive, announced today that President and Chief Executive Officer, Richard D. Reidy, will leave the company when a successor is named. An external search will be initiated immediately. At the request of the company’s board of directors, Mr. Reidy will continue as President and CEO of the company until a successor is named.
Mr. Reidy has held numerous leadership positions at the enterprise software company during his 27-year tenure. He was appointed President and CEO in March 2009 and provided the vision and leadership for Progress Software’s repositioning and its current business strategy. During this time, Mr. Reidy restructured the company, unifying its product and solution portfolio into the company’s current “One Progress” structure, creating a more focused go-to-market discipline.
Michael Mark, Chairman of the Progress Board of Directors, said: “We deeply appreciate Rick’s excellent leadership through what have been transformative years and we’re thankful for the strong contributions Rick has made to Progress Software since its early days. We are also grateful he has chosen to lead the company in the coming months as we search for a permanent CEO.”

Mr. Reidy commented: “Progress Software has undergone a profound and successful transformation over the past few years. We have repositioned and refocused the company in exciting new high growth areas and are executing well. New leadership will help accelerate our strategy going forward. Progress has a rich 30 year history of providing compelling products, solutions and service, all of which continue to drive success for our customers and partners. I would like to thank every Progress employee, customer and partner for the contributions they continue to make to the company’s success.”
Mr. Reidy will continue to serve on the company’s board of directors until his departure date. The terms of Mr. Reidy’s departure were mutually agreed upon by Mr. Reidy and the Progress board of directors.
About Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is an independent enterprise software company that enables businesses to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class enterprise software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.
Progress is trademark or registered trademark of Progress Software Corporation or one of its subsidiaries or affiliates in the U.S. and other countries. Any other marks contained herein may be trademarks of their respective owners.
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